Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-140341 on Form S-8 of our report dated June 27, 2008, May 8, 2009 as to Note 2(x) and Note 22, relating to the 2006 and 2007 consolidated financial statements and the retrospective adjustments to the 2006 and 2007 consolidated financial statements of Mindray Medical International Limited (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the change in reporting currency and change in measurement of segment profit or loss) appearing in the Annual Report on Form 20-F of Mindray Medical International Limited for year ended December 31, 2008.
/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu CPA Ltd.
Shenzhen, China
May 8, 2009